Exhibits 10.3

TAX MATTERS AGREEMENT

by and between

SPIRIT REALTY CAPITAL, INC.

and

SPIRIT MTA REIT

dated as of

[🌑], 2018

i

ii

TAX MATTERS AGREEMENT

This TAX MATTERS AGREEMENT (this “Agreement”) is entered into as of [🌑], 2018, by and between Spirit Realty Capital, Inc., a Maryland corporation (“SRC”), and Spirit MTA REIT, a Maryland real estate investment trust and an indirect, wholly owned subsidiary of SRC (“SMTA”). SRC and SMTA are sometimes referred to herein individually as a “Party,” and collectively as the “Parties.” Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Section 1 of this Agreement.

RECITALS

WHEREAS, SRC and SMTA have entered into a Separation and Distribution Agreement, dated as of [🌑], 2018 (the “Separation Agreement”) pursuant to which the Transactions will be consummated; and

WHEREAS, SRC and SMTA desire to set forth their agreement on the rights and obligations of SRC and SMTA and the members of the SRC Group and the SMTA Group, respectively, with respect to (A) the administration and allocation of federal, state, local, and foreign Taxes incurred in Tax Periods beginning prior to the Distribution Date, (B) Taxes resulting from the Distribution and transactions effected in connection with the Distribution and (C) various other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” means this Tax Matters Agreement.

“Agreement Dispute” has the meaning set forth in the Separation Agreement.

“Allowed Amount” has the meaning set forth in Section 12 of this Agreement.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement; provided, however, that for purposes of this Agreement, this Agreement shall not constitute an Ancillary Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Code” has the meaning set forth in the Separation Agreement.

“Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Time” has the meaning set forth in the Separation Agreement.

“Escrowed Amount” has the meaning set forth in Section 12 of this Agreement.

“Final Allocation” has the meaning set forth in Section 3.5(b) of this Agreement.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for any Tax Period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or foreign taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such Tax Period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or foreign taxing jurisdiction; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (v) by a final settlement resulting from a treaty-based competent authority determination; or (vi) by any other final disposition, including by reason of the expiration of the applicable statute of limitations, the execution of a pre-filing agreement with the IRS or other Tax Authority, or by mutual agreement of the Parties.

“Financing JV” means SMTA Financing, JV, a Delaware limited liability company.

“Governmental Authority” has the meaning set forth in the Separation Agreement.

“Group” has the meaning set forth in the Separation Agreement.

“Income Tax” means all U.S. federal, state, local and foreign income, franchise or similar Taxes imposed on (or measured by) net income or net profits.

“Indemnification Payee” has the meaning set forth in Section 12 of this Agreement.

“Indemnification Payment” has the meaning set forth in Section 12 of this Agreement.

“Indemnification Payor” has the meaning set forth in Section 12 of this Agreement.

“Intended Tax Treatment” means the treatment of (i) the transaction steps set forth on Exhibit A hereto as specified therein and (ii) the Distribution as a taxable distribution under Section 301 of the Code.

“IRS” has the meaning set forth in the Separation Agreement.

“Joint Return” means any Tax Return that includes, by election or otherwise, one or more members of the SRC Group together with one or more members of the SMTA Group.

“Law” has the meaning set forth in the Separation Agreement.

“Loss” has the meaning set forth in Section 5.2 of this Agreement.

“Non-Controlling Party” has the meaning set forth in Section 9.2(c) of this Agreement.

“Parties” and “Party” have the meaning set forth in the preamble to this Agreement.

“Past Practices” has the meaning set forth in Section 3.3(a) of this Agreement.

“Payment Date” means, with respect to a Tax Return, (A) the due date for any required installment of estimated Taxes, (B) the due date (determined without regard to extensions) for filing such Tax Return, or (C) the date such Tax Return is filed, as the case may be.

“Payor” has the meaning set forth in Section 4.3(a) of this Agreement.

“Person” has the meaning set forth in the Separation Agreement.

“Positive Tax Opinion or Ruling” has the meaning set forth in Section 12 of this Agreement.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Straddle Period ending on and including the Distribution Date.

“Prime Rate” means the “prime rate” as published in The Wall Street Journal, Eastern Edition.

“Prior Group” means any group that filed or was required to file (or will file or be required to file) a Tax Return, for a Tax Period or portion thereof ending at the close of the Distribution Date, on an affiliated, consolidated, combined, unitary, fiscal unity or other group basis (including as permitted by Section 1501 of the Code) that includes at least one member of the SMTA Group.

“Privilege” means any privilege that may be asserted under applicable law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Proposed Allocation” shall have the meaning set forth in Section 3.5(b) of this Agreement.

“Protected REIT” means any entity that (i) has elected to be taxed as a REIT, and (ii) either (A) is an Indemnification Payee or (B) owns a direct or indirect equity interest in an Indemnification Payee and is treated for purposes of Section 856 of the Code as owning all or a portion of the assets of such Indemnification Payee or as receiving all or a portion of such Indemnification Payee’s income.

“Qualifying Income” has the meaning set forth in Section 12 of this Agreement.

“REIT” has the meaning set forth in the Separation Agreement.

“Required Party” has the meaning set forth in Section 4.3(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.1 of this Agreement.

“Ruling” means a private letter ruling from the IRS regarding the Tax treatment of all or any part of the Transactions.

“Separation Agreement” has the meaning set forth in the recitals to this Agreement.

“SMTA” has the meaning provided in the preamble to this Agreement.

“SMTA Carryback” means any net operating loss, net capital loss, excess Tax credit, or other similar Tax item of any member of the SMTA Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“SMTA GP” means Spirit MTA OP Holdings, LLC, a Delaware limited liability company.

“SMTA Group” has the meaning set forth in the Separation Agreement.

“SMTA OP” means Spirit MTA REIT, L.P., a Delaware limited partnership.

“SMTA Separate Return” means any Tax Return of or including any member of the SMTA Group (including any consolidated, combined or unitary return) that does not include any member of the SRC Group.

“SRC” has the meaning set forth in the preamble to this Agreement.

“SRC Group” has the meaning set forth in the Separation Agreement.

“SRC Separate Return” means any Tax Return of or including any member of the SRC Group (including any consolidated, combined or unitary return) that does not include any member of the SMTA Group.

“SRLP” means Spirit Realty, L.P., a Delaware limited partnership.

“Straddle Period” means any Tax Period that begins before and ends after the Distribution Date.

“SubREIT” means Spirit MTA SubREIT, Inc., a Maryland corporation.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, escheat, alternative minimum, universal service fund, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Authority or political subdivision thereof, and any interest, penalty, additions to tax or additional amounts in respect of the foregoing.

“Tax Advisor” means a Tax counsel or accountant, in each case of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, unused foreign Tax credit (including credits of a foreign company under Section 902 of the Code), excess charitable contribution, general business credit, research and development credit, earnings and profits, basis, or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other item that causes reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, contest, litigation, investigation or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax Item” means, with respect to any Income Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the Law of any Governmental Authority or political subdivision thereof relating to any Tax.

“Tax Opinion” means an opinion from a Tax Advisor regarding the qualification of SRC, SMTA or SubREIT as a REIT or regarding the Tax treatment of all or any part of the Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) maintained or required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax Authority, in each case filed or required to be filed with respect to or otherwise relating to Taxes.

“Tax Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document filed or required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Transactions” has the meaning set forth in the Separation Agreement.

“Transfer Taxes” means all sales, use, transfer, real property transfer, intangible, recordation, registration, documentary, stamp or similar Taxes imposed in connection with the Transactions (excluding in each case, for the avoidance of doubt, any Income Taxes).

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

Section 2. Allocation of Tax Liabilities.

Section 2.1 General Rule .

(a) SRC Liability. Except with respect to Taxes described in Section 2.1(b) of this Agreement, SRC shall be liable for, and shall indemnify and hold harmless the SMTA Group from and against any liability for:

(i) Taxes that are allocated to SRC under this Section 2;

(ii) any Tax resulting from a breach of any of SRC’s representations or covenants in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(iii) Taxes imposed on SMTA or any member of the SMTA Group pursuant to the provisions of Treasury Regulations § 1.1502-6 (or similar provisions of state, local, or foreign Tax Law) as a result of any such member being or having been a member of a Prior Group.

(b) SMTA Liability. SMTA shall be liable for, and shall indemnify and hold harmless the SRC Group from and against any liability for:

(i) Taxes that are allocated to SMTA under this Section 2; and

(ii) any Tax resulting from a breach of any of SMTA’s representations or covenants in this Agreement, the Separation Agreement or any Ancillary Agreement.

Section 2.2 General Allocation Principles. Except as otherwise provided in this Section 2, all Taxes shall be allocated as follows:

(a) Allocation of Taxes for Joint Returns. SRC shall be responsible for all Taxes reported, or required to be reported, on any Joint Return that any member of the SRC Group files or is required to file under the Code or other applicable Tax Law; provided, however, that to the extent any such Joint Return includes any Tax Item attributable to the operations or assets of any member of the SMTA Group for any Post-Distribution Period, SMTA shall be responsible for all Taxes attributable to such Tax Items, computed in a manner reasonably determined by SRC.

(b) Allocation of Taxes for Separate Returns.

(i) SRC shall be responsible for all Taxes reported, or required to be reported, on (x) an SRC Separate Return or (y) an SMTA Separate Return with respect to a Pre-Distribution Period.

(ii) SMTA shall be responsible for all Taxes reported, or required to be reported, on an SMTA Separate Return with respect to a Post-Distribution Period.

(c) Taxes Not Reported on Tax Returns.

(i) SRC shall be responsible for any Tax attributable to any member of the SRC Group that is not required to be reported on a Tax Return.

(ii) SMTA shall be responsible for any Tax attributable to any member of the SMTA Group that is not required to be reported on a Tax Return.

Section 2.3 Allocation Conventions.

(a) All Taxes allocated pursuant to Section 2.2 of this Agreement shall be apportioned between portions of a Tax Period based on a closing of the books and records on the close of the Distribution Date (in the event that the Distribution Date is not the last day of the Tax Period, as if the Distribution Date were the last day of the Tax Period), subject to adjustment for items accrued on the Distribution Date that are properly allocable to the Tax Period following the Distribution, as jointly determined by SRC and SMTA; provided that any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the Tax Period.

(b) Any Tax Item of SMTA or any member of the SMTA Group arising from a transaction engaged in outside of the ordinary course of business on the Distribution Date after the Effective Time shall be properly allocable to SMTA and any such transaction by or with respect to SMTA or any member of the SMTA Group occurring after the Effective Time shall be treated for all Tax purposes (to the extent permitted by applicable Tax Law) as occurring at the beginning of the day following the Distribution Date in accordance with the principles of Treasury Regulation § 1.1502-76(b) or any similar provisions of state, local or foreign Law.

Section 2.4 Transfer Taxes. Any Transfer Taxes shall be allocated solely to SRC.

Section 3. Preparation and Filing of Tax Returns.

Section 3.1 SRC Separate Returns and Joint Returns.

(a) SRC shall prepare and file, or cause to be prepared and filed, all SRC Separate Returns and Joint Returns, and each member of the SMTA Group to which any such Joint Return relates shall execute and file such consents, elections and other documents as SRC may determine, after consulting with SMTA in good faith, are required or appropriate, or otherwise requested by SRC in connection with the filing of such Joint Return. SMTA will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that SRC determines are required to be filed or that SRC elects to file, in each case pursuant to this Section 3.1(a).

(b) The Parties and their respective Affiliates shall elect to close the Tax Period of each SMTA Group member on the Distribution Date, to the extent permitted by applicable Tax Law.

Section 3.2 SMTA Separate Returns. SMTA shall prepare and file (or cause to be prepared and filed) all SMTA Separate Returns.

Section 3.3 Tax Reporting Practices.

(a) General Rule. Except as provided in Section 3.3(b) of this Agreement, SRC shall prepare any Straddle Period Joint Return in accordance with past practices, permissible accounting methods, elections or conventions (“Past Practices”) used by the members of the SRC Group and the members of the SMTA Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, then SRC shall prepare such Tax Return in accordance with reasonable Tax accounting practices selected by SRC. With respect to any Tax Return that SMTA has the obligation and right to prepare, or cause to be prepared, under this Section 3, to the extent such Tax Return could affect SRC, such Tax Return shall be prepared in accordance with Past Practices used by the members of the SRC Group and the members of the SMTA Group prior to the Distribution Date with respect to such Tax Return, and to the extent any items, methods or positions are not covered by Past Practices, such Tax Return shall be prepared in accordance with reasonable Tax accounting practices selected by SMTA, subject to the consent of SRC (which consent may not be unreasonably withheld, conditioned or delayed).

(b) Consistency with Intended Tax Treatment. Except as otherwise agreed by the Parties, the Parties shall prepare all Tax Returns consistent with the Intended Tax Treatment unless, and then only to the extent, an alternative position is required pursuant to a determination by a Tax Authority; provided, however, that neither Party shall be required to litigate before any court any challenge to the Intended Tax Treatment by a Tax Authority.

Section 3.4 SMTA Carrybacks and Claims for Refund.

(a) SMTA hereby agrees that, unless SRC consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, (i) no member of the SMTA Group (nor its successors) shall file any Adjustment Request with respect to any Tax Return that could affect any Joint Return or any other Tax Return reflecting Taxes that are allocated to SRC under Section 2 and (ii) any available elections to waive the right to claim any SMTA Carryback in any Joint Return or any other Tax Return reflecting Taxes that are allocated to SRC under Section 2 shall be made, and no affirmative election shall be made to claim any such SMTA Carryback. In the event that SMTA (or the appropriate member of the SMTA Group) is prohibited by applicable Law from waiving or otherwise forgoing an SMTA Carryback or SRC consents to an SMTA Carryback (which consent may not be unreasonably withheld, conditioned or delayed), SRC shall cooperate with SMTA, at SMTA’s expense, in seeking from the appropriate Tax Authority such Tax Benefit as reasonably would result from such SMTA Carryback, to the extent that such Tax Benefit is directly attributable to such SMTA Carryback, and shall pay over to SMTA the amount of such Tax Benefit within ten (10) days after such Tax Benefit is recognized by the SRC Group; provided, however, that SMTA shall indemnify and hold the members of the SRC Group harmless from and against any and all collateral Tax consequences resulting from or caused by any such SMTA Carryback, including, without limitation, the loss or postponement of any benefit from the use of Tax Attributes generated by a member of the SRC Group if (i) such Tax Attributes expire unused, but would have been utilized but for such SMTA Carryback, or (ii) the use of such Tax Attributes is postponed to a later Tax Period than the Tax Period in which such Tax Attributes would have been used but for such SMTA Carryback.

(b) SRC hereby agrees that, unless SMTA consents in writing (which consent may not be unreasonably withheld, conditioned or delayed) or as required by Law, no member of the SRC Group shall file any Adjustment Request with respect to any SMTA Separate Return.

Section 3.5 Apportionment of Tax Attributes.

(a) Tax Attributes arising in a Pre-Distribution Period will be allocated to (and the benefits and burdens of such Tax Attributes will inure to) the members of the SRC Group and the members of the SMTA Group in accordance with the Code, Treasury Regulations, and any other applicable Tax Law, and, in the absence of controlling legal authority or unless otherwise provided under this Agreement, Tax Attributes shall be allocated to the taxpayer that created such Tax Attributes.

(b) On or before the first anniversary of the Distribution Date, SRC shall deliver to SMTA its determination in writing of the portion, if any, of any earnings and profits, Tax Attributes, overall foreign loss or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis Tax Attribute which is allocated or apportioned to the members of the SMTA Group under applicable Tax Law and this Agreement (“Proposed Allocation”). SMTA shall have sixty (60) days to review the Proposed Allocation and provide SRC any comments with respect thereto. SRC shall accept any such comments that are reasonable, and such resulting determination will become final (“Final Allocation”). All members of the SRC Group and SMTA Group shall prepare all Tax Returns in accordance the Final Allocation. In the event of an adjustment to the earnings and profits, any Tax Attributes or other affiliated, consolidated, combined, unitary, fiscal unity or other group basis attribute, SRC shall promptly notify SMTA in writing of such adjustment. For the avoidance of doubt, SRC shall not be liable to any member of the SMTA Group for any failure of any determination under this Section 3.5(b) to be accurate under applicable Tax Law; provided such determination was made in good faith.

(c) Except as otherwise provided herein, to the extent that the amount of any Tax Attribute is later reduced or increased by a Tax Authority or Tax Proceeding, such reduction or increase shall be allocated to the Party to which such Tax Attribute was allocated pursuant to Section 3.5(a) of this Agreement, as agreed by the Parties.

Section 4. Tax Payments.

Section 4.1 Taxes Shown on Tax Returns. SRC shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the SRC Group is responsible for preparing under Section 3 of this Agreement, and SMTA shall pay (or cause to be paid) to the proper Tax Authority the Tax shown as due on any Tax Return that a member of the SMTA Group is responsible for preparing under Section 3 of this Agreement. At least seven (7) Business Days prior to any Payment Date for any Straddle Period Joint Return, SMTA shall pay to SRC the amount SMTA is responsible for under the provisions of Section 2 as calculated pursuant to this Agreement.

Section 4.2 Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any Tax, the Party to which such Tax is allocated pursuant to this Agreement shall pay to the applicable Tax Authority when due any additional Tax required to be paid as a result of such adjustment.

Section 4.3 Indemnification Payments.

(a) Except as provided in the last sentence of Section 4.1 of this Agreement, if any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within twenty (20) Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate based on the number of days from the date of the Payor’s payment to the Tax Authority to the date of reimbursement by the Required Party under this Section 4.3. Except as otherwise provided in the following sentence, the Required Party shall also pay to the Payor any reasonable costs and expenses related to the foregoing (including reasonable attorneys’ fees and expenses) within five (5) days after the Payor’s written demand therefor.

(b) All indemnification payments under this Agreement shall be made by SRC directly to SMTA and by SMTA directly to SRC; provided, however, that if the Parties mutually agree for administrative convenience with respect to any such indemnification payment, any member of the SRC Group, on the one hand, may make such indemnification payment to any member of the SMTA Group, on the other hand, and vice versa.

Section 5. Tax Benefits.

Section 5.1 Tax Refunds. SRC shall be entitled (subject to the limitations provided in Section 3.4 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SRC is liable hereunder, and SMTA shall be entitled (subject to the limitations provided in Section 3.4 of this Agreement) to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which SMTA is liable hereunder. A Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within twenty (20) Business Days after such refund is received (together with interest computed at the Prime Rate based on the number of days from the date the refund was received to the date the refund was paid over).

Section 5.2 Other Tax Benefits.

(a) If (i) a member of the SMTA Group actually realizes any Tax Benefit as a result of any liability, obligation, loss or payment (each, a “Loss”) for which a member of the SRC Group is required to indemnify any member of the SMTA Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), or (ii) if a member of the SRC Group actually realizes any Tax Benefit as a result of any Loss for which a member of the SMTA Group is required to indemnify any member of the SRC Group pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement (in each case, without duplication of any amounts payable or taken into account under this Agreement, the Separation Agreement or any Ancillary Agreement), and, in each case, such Tax Benefit would not have arisen but for such adjustment or Loss (determined on a “with and without” basis), SMTA (in the case of the foregoing clause (i)) or SRC (in the case of the foregoing clause (ii)), as the case may be, shall make a payment to the other Party in an amount equal to the amount of such actually realized Tax Benefit in cash within ten (10) Business Days of actually realizing such Tax Benefit. To the extent that any Tax Benefit (or portion thereof) in respect of which any amounts were paid over pursuant to the foregoing provisions of this Section 5.2(a) is subsequently disallowed by the applicable Tax Authority, the Party that received such amounts shall promptly repay such amounts (together with any penalties, interest or other charges imposed by the relevant Tax Authority) to the other Party.

(b) No later than ten (10) Business Days after a Tax Benefit described in Section 5.2(a) is actually realized by a member of the SRC Group or a member of the SMTA Group, SRC or SMTA, as the case may be, shall provide the other Party with a written calculation of the amount payable to such other Party pursuant to Section 5.2(a). In the event that SRC or SMTA, as the case may be, disagrees with any such calculation described in this Section 5.2(b), such Party shall so notify the other Party in writing within twenty (20) Business Days of receiving such written calculation. The Parties shall endeavor in good faith to resolve such disagreement, and, failing that, the amount payable under this Section 5.2 shall be determined in accordance with Section 13 of this Agreement.

Section 6. REIT Qualification.

Section 6.1 SRC. SRC represents that, commencing with its taxable year ended December 31, 2014, through its taxable year ending December 31, 2017, SRC has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code. SRC covenants that it will qualify as a REIT under the Code for its taxable year ending December 31, 2018.

Section 6.2 SMTA. SMTA covenants that it will elect to qualify as a REIT under the Code and will be organized and operate so that it will qualify as a REIT under the Code for its taxable year ending December 31, 2018.

Section 7. Assistance and Cooperation.

Section 7.1 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates, including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to any other Party and its Affiliates reasonably available to such other Party as provided in Section 8 of this Agreement. Each of the Parties shall also make available to any other Party, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. SMTA and each other member of the SMTA Group, on the one hand, and SRC and member of the SRC Group, on the other hand, shall cooperate with each other and take any and all actions reasonably requested by the other in connection with obtaining a Tax Opinion or Ruling (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor; provided that no one shall be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events occurring after December 31, 2018 or over which it has no control).

(b) Any information or documents provided under this Agreement shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. In addition, in the event that SRC determines that the provision of any information or documents to SMTA or any of its Affiliates, or SMTA determines that the provision of any information or documents to SRC or any SRC Affiliate, could be commercially detrimental, violate any Law or agreement or waive any Privilege, the Parties shall use commercially reasonable efforts to permit each other’s compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.2 Tax Return Information. Each of SRC and SMTA, and each member of their respective Groups, acknowledges that time is of the essence in relation to any request for information, assistance or cooperation made pursuant to Section 7.1 of this Agreement or this Section 7.2. Each of SRC and SMTA, and each member of their respective Groups, acknowledges that failure to conform to the reasonable deadlines set by the Party making such request could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group reasonably required by the other Party to prepare Tax Returns, including any pro forma returns required by the Responsible Party for purposes of preparing such Tax Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.3 Reliance by SRC. If any member of the SMTA Group supplies information to a member of the SRC Group in connection with a Tax liability and an officer of a member of the SRC Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SRC Group identifying the information being so relied upon, the chief financial officer of SMTA (or any officer of SMTA as designated by the chief financial officer of SMTA) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.4 Reliance by SMTA. If any member of the SRC Group supplies information to a member of the SMTA Group in connection with a Tax liability and an officer of a member of the SMTA Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the SMTA Group identifying the information being so relied upon, the chief financial officer of SRC (or any officer of SRC as designated by the chief financial officer of SRC) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8. Tax Records.

Section 8.1 Retention of Tax Records. Each of SRC and SMTA shall preserve and keep all Tax Records exclusively relating to the assets and activities of its Group for Pre-Distribution Periods, and SRC shall preserve and keep all other Tax Records relating to Taxes of the SRC and SMTA Groups for Pre-Distribution Periods, for so long as the contents thereof may be or become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven (7) years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each of SRC and SMTA may dispose of such Tax Records upon sixty (60) Business Days’ prior written notice to the other Party. If, prior to the Retention Date, (a) SRC or

SMTA reasonably determines that any Tax Records which it would otherwise be required to preserve and keep under this Section 8 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party may dispose of such Tax Records upon sixty (60) Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.1 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Parties shall have the opportunity, at their cost and expense, to copy or remove, within such sixty (60) Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, a Party or any of its Affiliates determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then such program or system may be decommissioned or discontinued upon ninety (90) Business Days’ prior notice to the other Party and the other Party shall have the opportunity, at its cost and expense, to copy, within such ninety (90) Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.2 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession pertaining to (i) in the case of any Tax Return of the SRC Group, the portion of such return that relates to Taxes for which the SMTA Group may be liable pursuant to this Agreement or (ii) in the case of any Tax Return of the SMTA Group, the portion of such return that relates to Taxes for which the SRC Group may be liable pursuant to this Agreement, and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of the requesting Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.3 Preservation of Privilege. The Parties and their respective Affiliates shall not provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 9. Tax Contests.

Section 9.1 Notice. Each Party shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware (i) related to Taxes for Tax Periods for which it is indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder or (ii) otherwise relating to the Intended Tax Treatment or the Transactions (including the resolution of any Tax Contest relating thereto). Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (x) to the extent the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (y) to the extent the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.2 Control of Tax Contests.

(a) SRC Control. Notwithstanding anything in this Agreement to the contrary, SRC shall have the right to control any Tax Contest with respect to any Tax matters relating to (i) a Joint Return, (ii) an SRC Separate Return and (iii) Transfer Taxes. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, SRC shall have absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest.

(b) SMTA Control. Except as otherwise provided in this Section 9.2, SMTA shall have the right to control any Tax Contest with respect to any Tax matters relating to an SMTA Separate Return. Subject to Section 9.2(c) and Section 9.2(d) of this Agreement, SMTA shall have reasonable discretion, after consultation with SRC, with respect to any decisions to be made, or the nature of any action to be taken, with respect to any such Tax Contest relating to an SMTA Separate Return for a Pre-Distribution Period or Straddle Period, and absolute discretion with respect to any decisions to be made, or the nature of any action to be taken, with respect to any other such Tax Contest.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party; provided, that to the extent any such Tax Contest (i) could give rise to a claim for indemnity by the Controlling Party or its Affiliates against the Non-Controlling Party or its Affiliates under this Agreement, or (ii) is with respect to an SMTA Separate Return for a Pre-Distribution Period or Straddle Period, then the Controlling Party shall not settle any such Tax Contest without the Non-Controlling Party’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed and must take into account the reasonable likelihood of success of such Tax Contest on its merits without regard to the ability of SMTA to pay). Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (I) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (II) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (III) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (IV) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (V) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in this Section 9, “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means (x) SRC if SMTA is the Controlling Party and (y) SMTA if SRC is the Controlling Party.

(d) Tax Contest Participation. Subject to Section 9.2(e) of this Agreement, and unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.2(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Joint Returns. Notwithstanding anything in this Section 9 to the contrary, in the case of a Tax Contest related to a Joint Return, the rights of SMTA and its Affiliates under Section 9.2(c) and Section 9.2(d) of this Agreement shall be limited in scope to the portion of such Tax Contest relating to Taxes for which SMTA may reasonably expected to become liable to make any indemnification payment to SRC under this Agreement.

(f) Power of Attorney. Each member of the SMTA Group shall execute and deliver to SRC (or such member of the SRC Group as SRC shall designate) any power of attorney or other similar document reasonably requested by SRC (or such designee) in connection with any Tax Contest (as to which SRC is the Controlling Party) described in this Section 9. Each member of the SRC Group shall execute and deliver to SMTA (or such member of the SMTA Group as SMTA shall designate) any power of attorney or other similar document requested by SMTA (or such designee) in connection with any Tax Contest (as to which SMTA is the Controlling Party) described in this Section 9.

Section 10. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 11. Tax Treatment of Payments.

Section 11.1 General Rule. Except as otherwise required by applicable Law or as otherwise agreed to by the Parties, any payment (other than interest thereon) made by SRC or any member of the SRC Group to SMTA or any member of the SMTA Group, or by SMTA or any member of the SMTA Group to SRC or any member of the SRC Group, pursuant to this Agreement, the Separation Agreement or any Ancillary Agreement that relates to Taxable periods (or portions thereof) ending on or before the Distribution Date shall be treated by the Parties for all Tax purposes as a distribution by SMTA to SRC, or a capital contribution from SRC to SMTA, as the case may be, occurring immediately before the Distribution; provided, however, that any such payment that is made or received by a Person other than SRC or SMTA, as the case may be, shall be treated as if made or received by the payor or the recipient as agent for SRC or SMTA, in each case as appropriate. No Party shall take any position inconsistent with the treatment described in the preceding sentence, and in the event that a Tax Authority asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as set forth in the preceding sentence, such Party shall use its commercially reasonable efforts to contest such challenge.

Section 11.2 Interest. Anything herein or in the Separation Agreement to the contrary notwithstanding, to the extent one Party makes a payment of interest to the other Party under this Agreement with respect to the period from the date that the Party receiving the interest payment made a payment of Tax to a Tax Authority to the date that the Party making the interest payment reimbursed the Party receiving the interest payment for such Tax payment, the interest payment shall be treated as interest expense to the Party making such payment (deductible to the extent provided by Law) and as interest income by the Party receiving such payment (includible in income to the extent provided by Law). The amount of the payment shall not be adjusted to take into account any associated Tax Benefit to the Party making such payment or increase in Tax to the Party receiving such payment.

Section 12. Indemnification Payment Escrow. Notwithstanding anything to the contrary in this Agreement, the Separation Agreement or any Ancillary Agreement, if one party to this Agreement, the Separation Agreement or any Ancillary Agreement (the “Indemnification Payor”) is required to pay another party to such agreement (the “Indemnification Payee”) any indemnification payment that could reasonably result in income to any Protected REIT for U.S. federal income Tax purposes if paid (such payment, an “Indemnification Payment”), then, unless the Indemnification Payee shall have received a tax opinion of a Tax Advisor or a ruling from the IRS to the effect that the Indemnification Payee’s receipt of such payment will be treated as qualifying income with respect to the any applicable Protected REIT for purposes of Section 856(c)(2) and 856(c)(3) of the Code (“Qualifying Income”) or shall be excluded from income for such purposes (such opinion or ruling, a “Positive Tax Opinion or Ruling”), and notified the Indemnification Payor in writing of its receipt of such Positive Tax Opinion or Ruling and directed that payment be made otherwise than into escrow as provided below, the amounts payable to the Indemnification Payee shall be limited to the maximum amount (“Allowed

Amount”) that can be paid without causing the Indemnification Payee’s receipt of its share of such funds to cause any applicable Protected REIT to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income and the Protected REIT has $[🌑] of income from unknown sources during such year that does not constitute Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), as determined by independent accountants to the Indemnification Payee, and any excess of the amount of the Indemnification Payment over the Allowed Amount (such excess, the “Escrowed Amount”) shall be placed into escrow. Any such Escrowed Amount shall be retained by the escrow agent in a separate interest-bearing, segregated account for the account of the Indemnification Payor. The Indemnification Payee shall pay all costs associated with obtaining any tax opinion of a Tax Advisor or ruling from the IRS described above. The Escrowed Amount shall be fully disbursed (and therefore any unpaid portion of the Indemnification Payment shall be paid to the Indemnification Payee) upon the escrow agent’s receipt of a Positive Tax Opinion or Ruling. To the extent not previously paid, upon any determination by independent accountants to the Indemnification Payee that any additional amount of the Indemnification Payment may be disbursed to the Indemnification Payee without causing any applicable Protected REIT to fail to meet the requirements of Sections 856(c)(2) and 856(c)(3) of the Code, determined as if the payment of such amount did not constitute Qualifying Income and the Protected REIT has $[🌑] of income from unknown sources during such year that does not constitute Qualifying Income (in addition to any known or anticipated income that is not Qualifying Income), the determination of such independent accountants shall be provided to the escrow agent and such additional amount shall be disbursed to the Indemnification Payee. At the end of the second calendar year beginning after the date on which the Indemnification Payor’s obligation to pay the Indemnification Payment arose (or earlier if directed by the Indemnification Payee), any remainder of the Escrowed Amount (together with interest thereon) then being held by the escrow agent shall be disbursed to the Indemnification Payor and, in the event that the Indemnification Payment has not by then been paid in full, such unpaid portion shall never be due. The Indemnification Payee shall bear any and all expenses associated with the escrow of the Escrowed Amount. The Indemnification Payee is hereby granted the power of attorney on behalf of the Indemnification Payor to execute, acknowledge, swear to and deliver all such documents required in connection with the foregoing escrow account, such power to be irrevocable and coupled with an interest.

Section 13. Dispute Resolution. Any and all Agreement Disputes arising hereunder shall be resolved through the procedures provided in Article X of the Separation Agreement.

Section 14. General Provisions.

Section 14.1 Amendments and Waivers.

(a) Subject to Section [11.1] of the Separation Agreement, this Agreement may not be amended except by an agreement in writing signed by both Parties.

(b) Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party entitled to the benefit thereof and any such waiver shall be validly and sufficiently given for the purposes of this Agreement if it is in writing signed by an authorized representative of such Party. No delay or failure in exercising any right, power or remedy hereunder shall affect or operate as a waiver thereof; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or remedy preclude any further exercise thereof or of any other right, power or remedy. The rights and remedies hereunder are cumulative and not exclusive of any rights or remedies that either Party would otherwise have.

Section 14.2 Entire Agreement. This Agreement, the Ancillary Agreements, and the Exhibits and Schedules referenced herein and therein and attached hereto or thereto, constitute the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersede all prior negotiations, agreements, commitments, writings, courses of dealing and understandings with respect to the subject matter hereof; for the avoidance of doubt, the preceding clause shall apply to all other agreements, whether or not written, in respect of any Tax between or among any member or members of the SRC Group, on the one hand, and any member or members of the SMTA Group, on the other hand, which agreements shall be of no further effect between the parties thereto and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. Except as expressly set forth in the Separation Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries, to the extent such matters are the subject of this Agreement, shall be governed exclusively by this Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between the Separation Agreement or any Ancillary Agreement, on the one hand, and this Agreement, on the other hand, with respect to such matters, the terms and conditions of this Agreement shall govern.

Section 14.3 Survival of Agreements. Except as otherwise expressly contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 14.4 Third Party Beneficiaries. Except as specifically provided herein, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 14.5 Notices. All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five (5) Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, (c) when delivered, if delivered personally to the intended recipient, and (d) one (1) Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a Party at the following address for such Party.

(a)	If to SRC:

Spirit Realty Capital, Inc.

2727 North Harwood Street, Suite 300,

Dallas, Texas 75201

Attention: General Counsel

Facsimile No.: (800) 973-0850

(b)	If to SMTA:

Spirit MTA REIT

2727 North Harwood Street, Suite 300,

Dallas, Texas 75201

Attention: Chief Financial Officer

Facsimile No.: (800) 973-0850

Section 14.6 Counterparts; Electronic Delivery. This Agreement may be executed in multiple counterparts, each of which when executed shall be deemed to be an original, but all of which together shall constitute one and the same agreement. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 14.7 Severability. If any term or other provision of this Agreement or the Exhibits and Schedules attached hereto or thereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 14.8 Assignability; Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their successors and permitted assigns; provided, however, that the rights and obligations of each Party under this Agreement shall not be assignable, in whole or in part, directly or indirectly, whether by operation of law or otherwise, by such Party without the prior written consent of the other Party (such consent not to be unreasonably withheld, conditioned or delayed) and any attempt to assign any rights or obligations under this Agreement without such consent shall be null and void. Notwithstanding the foregoing, either Party may assign its rights and obligations under this Agreement to any of their respective Affiliates provided that no such assignment shall release such assigning Party from any liability or obligation under this Agreement.

Section 14.9 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the State of New York, without regard to any conflicts of law provisions thereof that would result in the application of the laws of any other jurisdiction.

Section 14.10 Construction. This Agreement shall be construed as if jointly drafted by the Parties and no rule of construction or strict interpretation shall be applied against either Party. The Parties represent that this Agreement is entered into with full consideration of any and all rights which the Parties may have. The Parties have relied upon their own knowledge and judgment. The Parties have had access to independent legal advice, have conducted such investigations they thought appropriate, and have consulted with such other independent advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The Parties are not relying upon any representations or statements made by the other Party, or such other Party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The Parties are not relying upon a legal duty, if one exists, on the part of the other Party (or such other Party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither Party shall ever assert any failure to disclose information on the part of the other Party as a ground for challenging this Agreement.

Section 14.11 Performance. Each Party shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary or Affiliate of such Party.

Section 14.12 Title and Headings. Titles and headings to Sections and Articles are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 14.13 Other Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Separation Agreement or the Ancillary Agreements.

Section 14.14 Payment Terms.

(a) Except as otherwise expressly provided to the contrary in this Agreement, any amount to be paid or reimbursed by a Party (where applicable, or a member of such Party’s Group) to the other Party (where applicable, or a member of such other Party’s Group) under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor, in either case setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to the Prime Rate, from time to time in effect, plus two percent (2%), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Without the consent of the Party receiving any payment under this Agreement specifying otherwise, all payments to be made by either SRC or SMTA under this Agreement shall be made in U.S. dollars. Except as expressly provided herein, any amount which is not expressed in U.S. dollars shall be converted into U.S. dollars by using the exchange rate published on Bloomberg at 5:00 pm, Eastern time, on the day before the relevant date, or in The Wall Street Journal on such date if not so published on Bloomberg. Except as expressly provided herein, in the event that any Tax indemnity payment required to be made hereunder may be denominated in a currency other than U.S. dollars, the amount of such payment shall be converted into U.S. dollars on the date in which notice of the claim is given to the indemnifying Party.

Section 14.15 No Admission of Liability. The allocation of assets and liabilities herein is solely for the purpose of allocating such assets and liabilities between SRC and SMTA and is not intended as an admission of liability or responsibility for any alleged liabilities vis-à-vis any third party, including with respect to the liabilities of any non-wholly owned subsidiary of SRC or SMTA.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers as of the date first set forth above.

SPIRIT REALTY CAPITAL, INC.

By:
Name:
Title:

SPIRIT MTA REIT

By:
Name:
Title:

[Signature Page to Tax Matters Agreement]

Exhibit A

Transaction Step	Intended Tax Treatment